EXHIBIT 99.1

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                                                                    NEWS RELEASE
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                                                           FOR IMMEDIATE RELEASE
ENGlobal Corporation


                                                   CONTACT:  Natalie S. Hairston
                                                                  (281) 878-1000
                                                                 ir@ENGlobal.com
                                                                 ---------------



             ENGLOBAL CORPORATION ANNOUNCES RECORD QUARTERLY RESULTS

HOUSTON, TX, AUGUST 8, 2006 - ENGlobal Corporation (AMEX: ENG), a leading provider of engineering services, today reported net income of $0.09 per share for the three months ended June 30, 2006, compared to $0.06 for the same period in 2005. Revenue for the quarter totaled $75.1 million, an increase of approximately $15.7 million, or 26% compared to the prior year period. The results for both revenue and net income represent new quarterly records for the Company.

Second Quarter 2006 Highlights Compared to Second Quarter 2005:

- Revenue increased 26%
- Gross profit margin increased from 12.3% to 14.3%
- Net income increased 53%
- Operating profit margin increased from 4.4% to 4.7%

The Company's reported net income of $0.09 per share for the current quarter was achieved after taking into effect a 12.6% increase in the basic weighted average shares outstanding, when compared to the prior year period. This increase was due primarily to the Company's private placement of two million shares of its common stock in September 2005.

The following table illustrates the composition of the Company's revenue for the three and six months ended June 30, 2006:

                                       Quarter Ended       Six Months Ended
(Dollars in millions)                  June 30, 2006         June 30, 2006
                                    ------------------------------------------
                                              % of Total            % of Total
                                     Revenue    Revenue   Revenue    Revenue
                                    --------  ---------  ---------  ---------

1.  Detail-design engineering       $  28.4        38%   $   56.0        39%
2.  Field services and inspection      25.0        33%       44.7        32%
3.  Procurement and construction        6.3         8%       16.9        12%
4.  Design-build fixed price           10.1        14%       14.8        10%
5.  Systems                             5.3         7%        9.3         7%
                                    --------  ---------  ---------  ---------
                                    $  75.1       100%   $  141.7       100%
                                    ========  =========  =========  =========


                                    ~ more ~
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        654 N. Sam Houston Parkway E. o Suite 400 o Houston, Texas 77060
                                www.ENGlobal.com

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ENGlobal Corporation Press Release
August 8, 2006
Page 2



ENGlobal attributes the following positive factors as contributing to its record quarter:

     1. An overall increase in the level of project activity and billable man-hours during the period;
     2. The Company's performance under newly established cost reimbursable contracts that provide higher margins;
     3. Positive contributions within our systems segment resulting from the January 2006 asset acquisition of Analyzer Technology International, Inc.; and
     4. Receipt of a joint venture distribution for a portion of an insurance settlement related to the Beaumont building that was destroyed by Hurricane Rita.

The total charge related to stock-based compensation, which was recorded in SG&A expense, was $406,000 in the second quarter 2006, as compared to $85,000 in the first quarter. The second quarter stock-based compensation expense was offset by $460,000 in income related to the joint venture distribution and additional proceeds received as a result of insurance claims related to Hurricane Rita, which was recorded as Other Income.

The Company continues to make concerted efforts to improve profitability, with a specific focus on operating margins and cash flows from operating activities. The Company's cash flow from operations has been affected primarily by the timing of its collection of trade accounts receivable. Accounts receivable days outstanding averaged 63 days for the six-month period ended June 30, 2006, compared to 55 days for the comparable period in 2005. The Company continues to work toward reducing both the invoicing cycles and collection periods related to services provided to clients.

Long-term debt on June 30, 2006, as compared to December 31, 2005, increased approximately $11.7 million, of which approximately (i) $5.9 million was utilized for two acquisitions, (ii) $1.6 million was invested in capital equipment, and (iii) $4.2 million was required to finance working capital needs. As of August 1, 2006, ENGlobal had approximately $11.8 million outstanding under its $22 million line of credit, compared with $13.5 million at June 30, 2006.

Total selling, general and administrative ("SG&A") expenses as a percent of revenue, including depreciation and amortization, increased to 9.5% of revenue in the second quarter of 2006 as compared to 7.8% in the same period in 2005. This increase in SG&A expense can be attributed to a diverse range of costs required to support the Company's growth.

Management's Assessment:

Commenting on the Company's performance, Michael L. Burrow, P.E., President and Chief Executive Officer of ENGlobal, said, "We are extremely pleased to report record quarterly results for both revenue and net income. Our operations continue to benefit from strong performance of the energy industry and the continuing increases in capital spending in all sectors. Our business is currently relying on more time and material contracts to produce revenue, as opposed to fixed price work, mainly based on our desire to increase revenue predictability."

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ENGlobal Corporation Press Release
August 8, 2006
Page 3



"During the second quarter, our management team began implementing a number of initiatives designed to improve profitability. As our record results indicate, the initial effects of these initiatives have been promising and we look forward to further improvement going forward, given that many of the actions were not in effect for the full quarter."

The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 will be filed with the Securities and Exchange Commission on or about August 14, 2006 reflecting these results.

The Company also announced that its President and Chief Executive Officer and one of its independent directors have advised the Company that they have entered into trading plans to sell a portion of their holdings in the Company. The trading plans will be implemented pursuant to the requirements of Rule 10b5-1 of the Securities and Exchange Act as part of a long-term asset diversification strategy. The transactions under these plans will commence in August 2006 and will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission.

About ENGlobal Corporation
--------------------------
ENGlobal Corporation provides engineering, automation systems, field inspection, and land management and regulatory services principally to the petroleum refining, petrochemical, pipeline, production, and process industries throughout the United States and internationally. ENGlobal's multi-disciplinary engineering group develops projects from the initial planning stage through detailed design, procurement, and construction management. The systems group designs, fabricates, and supports control, instrumentation and analyzer systems utilized in various energy and process-related industries. The land management group provides land management, environmental compliance, governmental regulatory and related services to the power, energy, transportation, telecommunications and governmental sectors. The Company, with its subsidiaries, now employs over 2,100 employees in 18 offices and occupies over 400,000 square feet of office and manufacturing space. In 2004 and 2005, the Company was named the #1 fastest growing engineering firm in the United States and Canada by ZweigWhite and was ranked #2 in 2006 and 2003. Further information about the Company and its subsidiaries is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements
------------------------------------------
Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to; (1) the Company's ability to achieve its business strategy while effectively managing costs and expenses;
(2) the Company's ability to successfully and profitably integrate acquisitions; and (3) the continued strong performance of the energy sector. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal's filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings. Also, the information contained in this press release is subject to the risk factors identified in the Company's most recent Form 10-K.


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ENGlobal Corporation Press Release
August 8, 2006
Page 4

                                       FINANCIAL HIGHLIGHTS
                                       --------------------
                                (in thousands, except per share data)


                                                   Quarter Ended                 Six Months Ended
                                                      June 30                         June 30
                                            ----------------------------    ----------------------------
                                                2006            2005            2006            2005
                                            ------------    ------------    ------------    ------------
Operating Revenue                           $     75,065    $     59,419    $    141,693    $    104,049

Operating Expenses:
      Direct cost                                 64,337          52,140         122,742          91,071
      Selling, general and administrative          6,812           4,388          12,510           8,176
      Depreciation and amortization                  354             276             757             557
                                            ------------    ------------    ------------    ------------
           Total operating expenses               71,503          56,804         136,009          99,804
                                            ------------    ------------    ------------    ------------

           Operating income                        3,562           2,615           5,684           4,245

Other Income (Expense):
      Other income                                   387              44             409              73
      Interest income (expense), net                (253)           (247)           (415)           (444)
                                            ------------    ------------    ------------    ------------

Income before Provision for Income Taxes           3,696           2,412           5,678           3,874

Provision for Income Taxes                         1,365             892           2,112           1,433
                                            ------------    ------------    ------------    ------------

Net Income                                         2,331           1,520           3,566           2,441
                                            ============    ============    ============    ============

Net Income Per Common Share:
      Basic                                 $       0.09            0.06    $       0.14            0.10
      Diluted                               $       0.09            0.06    $       0.13            0.10

Weighted Average Shares Used in
Computing Net Income Per Share:

      Basic                                   26,444,185      23,492,842      26,388,702      23,508,496
      Diluted                                 27,191,617      24,156,525      27,218,982      24,155,176



Selected Balance Sheet Information (in thousands):
--------------------------------------------------
                                                              As of
                                                  June 30, 2006   Dec. 31, 2005
                                                  -------------   -------------
      Cash                                          $     884       $     159
      Working capital                                  31,051          21,825
      Property and equipment, net                       7,477           6,861
      Total assets                                     93,053          75,936
      Long-term debt, net of current portion           16,943           5,228


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